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                                                                       Exhibit 5
                                                                       ---------

SUPREME COURT FOR THE STATE OF NEW YORK

COUNTY OF NEW YORK

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SANDRA KAFENBAUM, ADELE BRODY and RITA   :
WHALEN,
                                         :   C.A. Number 99602054
                    Plaintiffs,
                                         :
              -against-                      CLASS ACTION
                                         :   COMPLAINT
                                             ---------
MARK A. ALEXANDER, NORMAN E. ALEXANDER,
JERRY COLUMBUS, MARTIN J. CULLEN,        :
MARVIN I. HAAS, STUART Z. KRINSLY,
HOWARD M. LEITNER, HENRY SALZHAUER,      :
R. SCOTT SCHAFLER, DAVID S. WEIL, and
CHOCK FULL O' NUTS CORPORATION,          :

                    Defendants.          :

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          Plaintiffs, by their attorneys, allege upon information and belief, except as to paragraphs 1 and 2 which plaintiffs allege upon knowledge, as follows:

                                  THE PARTIES
                                  -----------

        1. Plaintiff Sandra Kafenbaum is and was, at all relevant times, a stockholder of defendant Chock Full O' Nuts Corp. ("Chock" or the "Company").

        2. Plaintiff Adele Brody, is and was, at all relevant times, a stockholder of defendant Chock.
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        3. Plaintiff Rita Whalen, is and was, at all relevant times, a stockholder of defendant Chock.

        4. Defendant Chock is a corporation duly organized and existing under the laws of the State of New York, with its principal executive offices located at 370 Lexington Ave., New York, New York 10017. Chock is primarily engaged in the roasting, packing and marketing of a broad range of regular and decaffeinated, ground roast, instant and specialty coffees for the food service and retail grocery industries. These products are sold regionally throughout the U.S. and Canada under trademarks that include Chock Full O' Nuts, LaTouraine, and Cain's. The balance of the Company's business is derived from its Quickava retail outlets, and from its real estate operations. As of March 12, 1999, there were over 10,830,922 shares of common stock outstanding.

        5. Defendant Norman E. Alexander is and was, at all times relevant hereto, Chock's Chairman of the Board of Directors.

        6. Defendant Marvin I. Haas is and was, at all times relevant hereto, Chock's President and Chief Executive Officer and a Director of the Company.
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        7. Defendant Howard M. Leitner is and was, at all times relevant hereto,
Chock's Senior Vice President, Chief Financial Officer and a Director of the Company.

        8. Defendant Martin J. Cullen is and was, at all times relevant hereto, Chock's Vice President, Treasurer, Secretary and a Director of the Company.

        9. Defendants Mark A. Alexander, Jerry Columbus, Stuart Z. Krinsly, Henry Salzhauer, R. Scott Schafler, and David S. Weil are and were, at all times relevant hereto, Directors of the Company.

        10. The defendants named in paragraphs 3-7 are sometimes collectively referred to herein as the "Individual Defendants."

        11. The Individual Defendants, as officers and/or directors of Chock, have a fiduciary relationship and responsibility to plaintiffs and the other common public stockholders of Chock and owe to plaintiffs and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.
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                            CLASS ACTION ALLEGATIONS
                            ------------------------

        12. Plaintiffs bring this action as a class action pursuant to Section 901, et seq. of New York's Civil Practice Law and Rules on their own behalf
     -- ---
and on behalf of all common stockholders of Chock, or their successors in interest, who have been, are being, and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

        13. This action is properly maintainable as a class action because:

        (a) The Class is so numerous that joinder of all members is impracticable. There are hundreds of Chock stockholders of record who are located throughout the United States;

        (b) There are questions of law and fact which are common to the Class, including: whether the defendants have engaged or are continuing to act in a matter which is in breach of their duties to Chock's stockholders; and whether plaintiffs and the other members of the Class would be irreparably damaged if the defendants are not enjoined in the manner described below:
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        (c) The defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

        (d) Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of plaintiffs are typical of the claims of the other members of the Class and plaintiffs have the same interests as the other members of the Class. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class; and

        (e) Plaintiffs anticipate no difficulty in the management of this litigation.

        14. For the reasons stated herein, a class action is superior to other available methods of the fair and efficient adjudication of this controversy and the requirements of Section 901, et seq. of New York's Civil Practice Law and
                                 -- ---
Rules.

                                CLAIM FOR RELIEF
                                ----------------

        15. Over the past two years, Sara Lee Corporation ("Sara Lee") has made not less than four specific proposals to acquire all of Chock's outstanding stock. During this time,
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Chock has conducted on-going negotiations with Sara Lee and permitted Sara Lee, on a confidential basis, to conduct due diligence to determine what would constitute a fair price. The multiple offers, negotiations, and due diligence were never made known to the investing public until April 22, 1999.

        16. All during this time, certain members of the Chock board, including Chock's Chairman, Norman Alexander, Henry Salzhauer, and Jerry Columbus, who knew of Chock's negotiations with Sara Lee, bought Chock securities on the open market.

        17. Sara Lee first offered to acquire Chock in August 1997. Chock refused outright to enter into negotiations at that time.

        18. Nevertheless, in July 1998, Sara Lee again expressed interest in acquiring Chock for $9.50 per share in cash.

        19. At this time, representatives of the companies met to review the offer and continued to negotiate through multiple meetings held over the next three months.

        20. In October 1998, Sara Lee raised its offer to $10.50 per share in cash. Despite the fact that definitive offers had been made and extensive negotiation had been con-
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ducted, Chock did not disclose the existence of the $10.50 offer because, as subsequently stated by Fredric Spar, a Chock spokesman, the talks "had not ripened to the point where they would require disclosure."

        21. Sara Lee continued to express its interest in acquiring Chock and on April 22, 1999, filed a Form 13D with the Securities & Exchange Commission ("SEC") disclosing its offer to purchase Chock for $10.50. The Form 13D reported that negotiations had continued with Chock. As evidence of the ongoing negotiations, it was reported that Chock's position was that the Company should not be sold for less than $12.50 per share. The Form 13D filing by Sara Lee was the first public disclosure of the lengthy negotiations.

        22. During these non-public discussions, certain directors bought Chock securities. In January 1999, director Sa1zhauer bought 2,500 shares of Chock. Salzhauer had previously purchased stock on insider information in August 1998 and, when it was finally discovered by Chock, he was forced to sell those shares.

        23. Director Columbus purchased 3,000 shares of Chock at $5.00 per share for a total value of $15,000. After the public announcement of the Sara Lee offer, these shares have a value of $28,500.
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                                      -8-

        24. On February 24, 1999, director Norman Alexander, who is also the Chief Executive of Sequa Corporation, a company that also employees director Krinsly, bought 533,100 shares at $5.00 per share for a total value of $2,665,500. After announcement of the Sara Lee offer, these shares have a value of $5,064,450.

        25. On February 25, 1999, director Sa1zhauer purchased 6,000 shares at $5.28 per share for a total value of $31,680. After announcement of the Sara Lee Offer, these shares have a value of $57,000.

        26. The Individual Defendants are in a position of control and power over Chock and its stockholders and have access to internal financial information about Chock and its true value and the benefits of 100 percent ownership of Chock to which plaintiffs and the Class members are not privy.

        27. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

        . undertake an appropriate evaluation of Chock's worth as an acquisition candidate, including but not limited to an auction of Chock;

        . act independently so that the interests of Chock's public stockholders will be protected, including but not limited to the retention of independent advisors and the appointment of a Special Committee of some or all of the members of Chock's board to consider any acquisition offer by Sara Lee or
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                                      -9-

           any other entity and negotiate with any suitor for Chock on behalf of its public shareholders;

        . adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Chock's public stockholders; and

        . if an acquisition is to go forward, require that it be approved by a majority of Chock's stockholders.

        28. Plaintiffs and the other members of the Class have been, are being, and will be damaged by any failure of the Individual Defendants to take the foregoing steps in that they have not and will not receive their proportionate share of the value of the Company's assets and business, and will be prevented from obtaining a fair price for their common stock.

        29. As a result of the foregoing, plaintiffs and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of Chock's assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless all of the steps set forth above are taken prior to defendants' entry into an acquisition or merger agreement, such transaction must be enjoined by the Court, so as to preclude defendants from breaching their fiduciary duties owed to plaintiffs and the members of the Class.
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        30. Plaintiffs and the other members of the Class have no adequate remedy at law.

        WHEREFORE, plaintiffs pray for judgment and relief as follows:

        A. Ordering that this action may be maintained as a class action and certifying plaintiffs as the Class representatives;

        B. Ordering the Individual Defendants to disgorge and pay to the Class the trading profits which they have earned on the basis of undisclosed material information;

        C. Declaring that unless they take all steps set forth in paragraph 26 above, defendants will have breached their fiduciary and other duties to plaintiffs and the other members of the Class;

        D. Entering an order requiring defendants to take the steps set forth herein above;

        E. Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed transaction unless such steps are taken;
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        F. In the event a merger or acquisition is consummated without defendants having taken those steps, rescinding it and setting it aside;

        G. Awarding compensatory damages against defendants individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

        H. Awarding costs and disbursements, including plaintiffs' counsels' fees and experts' fees; and

        I. Granting such other and further relief as to the Court may seem just and proper.
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Dated:  April 27, 1999

                              WEISS & YOURMAN

                              By: /s/ Joseph H. Weiss
                                  -----------------------------
                                  Joseph H. Weiss
                                  551 Fifth Avenue
                                  Suite 1600
                                  New York, New York  10176
                                  (212) 682-3025

                              STULL, STULL & BRODY
                              Jules Brody
                              6 East 45th Street
                              New York, New York  10017
                              (212) 687-7230

                              LAW OFFICES OF
                              JEFFREY S. ABRAHAM
                              Jeffrey S. Abraham
                              60 East 42nd Street
                              New York, New York  10165
                              (212) 692-0555

                              Attorneys for Plaintiffs